As filed with the Securities and Exchange Commission on January 26, 2011
Registration No. 333-157305

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rider Explorations, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	1000	n/a
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

955 South Virginia St., Suite 116, Reno, NV	89502-0413
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (775) 284-0370

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

COPIES OF COMMUNICATIONS TO:
Scott D. Olson, Esq.
435 8th Street
Lake Oswego, OR
Phone: (310) 985-1034

Aspen Asset Management LLC
6623 Las Vegas Blvd. South, Suite 255
Las Vegas, NV 89119
Fax: (702) 562-9791

THIS POST-EFFECTIVE AMENDMENT SHALL HEREINAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update our registration statement of Form S-1 (Registration No. 333-157305) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on March 2, 2009. This Post-Effective Amendment is being filed to: (i) include the audited financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal years ended October 31, 2010 and 2009, (ii) update certain other information in the Registration Statement, and (iii) reflect a 15 for 1 forward stock split for the outstanding shares of the Company on November 10, 2010.  Based on information received by our Company, no shares were sold by the selling security holders pursuant to the Registration Statement.  No additional securities are being registered under this Post-Effective Amendment.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SUBJECT TO COMPLETION, Dated January 26, 2011

PROSPECTUS
Rider Explorations, Inc.
9,600,000
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 9,600,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.0033 per share.  We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.0033	None	$0.0033
Total	$32,000	None	$32,000

Our common stock is presently listed on the FINRA Over-the-Counter Bulletin Board under the symbol REPL but has not commenced trading.  The sales price to the public is fixed at $0.0033 per share until such time as the shares of our common stock commence trading, at which point the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: January 26, 2011

Table of Contents
Page
Summary	6
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
If we do not obtain additional financing, our business will fail.	8
Because we will need additional financing to fund our extensive exploration activities, our auditors believe there is substantial doubt about our ability to continue as a going concern.	9
Because we have only recently commenced business operations, we face a high risk of business failure.	9
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	9
Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.	10
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.	10
Because access to the Sallus mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.	10
Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	11
Because our President & CEO, Mr. Steve Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 58.3% of our outstanding common stock and serves our two directors, investors may find that corporate decisions influenced by Mr. Steve Friberg and Mr. Decker are inconsistent with the best interests of other stockholders.	11
Because our President & CEO, Mr. Steve Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 58.3% of our outstanding common stock the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	11
If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.	11
Because of factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.	12
Risks Related To Legal Uncertainty	12
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.	12
If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.	12

Because the Province of British Columbia owns the land covered by the Sallus mineral claims in the Lillooet Mining District of British Columbia, Canada, our availability to conduct an exploratory program on the Lillooet Mining District mineral claim is subject to the consent of Mr. Murray McClaren and we can be ejected from the land and our interest in the land could be forfeit.	13
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	13
Risks Related To This Offering	14
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	14
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	14
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	14
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	15
Forward-Looking Statements	15
Use of Proceeds	15
Determination of Offering Price	15
Dilution	15
Selling Shareholders	16
Plan of Distribution	19
Description of Securities	20
Interest of Named Experts and Counsel	21
Description of Business	22
Description of Property	23
Legal Proceedings	30
Market for Common Equity and Related Stockholder Matters	31
Financial Statements	33
Plan of Operations	43
Changes in and Disagreements with Accountants	46
Directors and Executive Officers	46
Executive Compensation	47
Security Ownership of Certain Beneficial Owners and Management	49
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	50
Certain Relationships and Related Transactions	50
Available Information	51
Dealer Prospectus Delivery Obligation	51
Other Expenses of Issuance and Distribution	52
Indemnification of Directors and Officers	52
Recent Sales of Unregistered Securities	53
Table of Exhibits	54
Undertakings	54
Signatures	56

Summary

Rider Exploration, Inc.

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Memorandum and the Exhibits attached hereto.  Prospective investors are urged to read this Offering Memorandum in its entirety.

The Company

Rider Exploration, Inc. was incorporated on May 17, 2007 in Nevada,

Offices and Key Personnel

The Company’s principal office is presently located at: 955 S. Virginia Street, Suite 116, Reno NV  89502-0413, telephone 775-284-0370
Steve Friberg is the Company’s President and Director; Dan Decker is Treasurer, Secretary, and Director.

Plan of Operations Summary

The Company has acquired an exclusive option to obtain a 100% interest in a group of mining claims in the Lillooet Mining District of British Columbia, Canada, subject to 2% Net Smelter Returns royalty.

The Company intends to conduct mineral exploration on the optioned mining claims in an effort to find economically developable deposits of precious metals

We have not commenced our planned exploration program. Our plan of operations is to conduct mineral exploration activities on the Sallus Creek Property mineral claim in order to assess whether this claim possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of gold and other metallic minerals.  We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Sallus Creek Property mineral claim.  We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Sallus Creek Property mineral claim.

The mineral exploration program, consisting of geological mapping, sampling, geochemical analyses, and trenching is oriented toward identifying areas of mineralized bedrock within the Sallus Creek Property mineral claim.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before concluding whether there are commercially viable minerals present on the Sallus Creek Property mineral claim.  Further phases beyond the current exploration program will be dependent upon a number of factors such as a consulting geologist’s recommendations based upon ongoing exploration program results, and our available funds.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations. As of October 31, 2010, we had $1,201 cash on hand, and $9,741 in liabilities. Accordingly, our working capital deficit as of October 31, 2010 was $8,540.  Since our inception through October 31, 2008, we have incurred a net loss of $63,648.  We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business.

Our fiscal year ended is October 31.

We were incorporated on May 17, 2007, under the laws of the state of Nevada.  Our principal offices are located at 955 South Virginia St., Suite 116, Reno, NV  89502-0413.
Our resident agent is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, NV 89501.  Our phone number is (775) 284-0370.

The Offering

Securities Being Offered	Up to 9,600,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.0033 per share.  Our common stock is listed on the FINRA OTCBB under the symbol REPL but has not commenced trading.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
38,582,400 shares of our common stock are issued and outstanding as of January 15, 2011. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	From Inception on May 17, 2007 through October 31, 2010 (audited)
Cash	$1,201
Total Assets	1,201
Liabilities	9,741
Total Stockholder’s Equity (Deficit)	(8,540)
Statement of Operations
Revenue	$0
Net Loss for Reporting Period	$(63,648)

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

As of October 31, 2010, we had cash in the amount of $1,201. Our cash on hand, considering the need for some administrative expenses, will allow us to begin but not complete Phase I exploration. Our Phase I exploration program will require approximately $22,400 to complete, and our Phase II exploration program will require an additional $320,000 to complete.  In order for us to complete our Phase I exploration program and begin our Phase II exploration program, and make our option payments, we will need to obtain additional financing. We currently do not have any operations and we have no income. Our business plan calls for significant exploration expenses. We will also require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.  If our exploration programs are successful in discovering reserves of commercial tonnage and grade and we exercise our option, we will require additional funds in order to place the Sallus mineral claim into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for copper, zinc, molybdenum and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we will need additional financing to fund our extensive exploration activities, our auditors believe there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $63,648 for the period from our inception, May 17, 2007 to October 31, 2010, and have no sales.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of an interest in mineral claims. Our auditors have issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have not yet begun the initial stages of exploration on mineral claims for which we have acquired an option. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on May 17, 2007, and to date have been involved primarily in organizational activities, the acquisition of an option to purchase an interest in mineral claims and obtaining an independent consulting geologist’s report on these mineral claims. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claims that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Each of these functions requires the services of persons in high demand and these persons may not always be available.  The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement.  In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.  In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Sallus mineral claims.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the exploration of the mineral claims if we exercise our option.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because access to the Sallus mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.

Access to the Sallus mineral claim may be restricted through some of the year due to weather in the area.  The property is located approximately 10 km north of the town of Lillooet in southwest British Columbia, Canada ,and lies north of the Trans Canada Highway, approximately 9 km north of the Salmon Pond access road, and west of the Gander River. The terrain is mountainous and the climate is typical of the southern coast range of British Columbia, with cold winters and significant snow at higher elevations.

Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Friberg, our President and Chief Executive Officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Friberg nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Friberg, it is possible that Mr. Friberg may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Mr. Steven Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 58.3% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Friberg and Mr. Decker are inconsistent with the best interests of other stockholders.

Mr. Friberg is our President, Chief Executive Officer and one of two directors. He owns approximately 38.9% of the outstanding shares of our common stock. Mr. Decker is our Treasurer, Secretary and second of two directors. He owns approximately 19.4% of the outstanding shares of our common stock.  He owns Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Friberg and Mr. Decker may still differ from the interests of the other stockholders.

Because our president, Mr. Steven Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 58.3% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Our President, Mr. Steven Friberg owns 15,000,000 shares of our common stock, which equates to 38.9% of our outstanding common stock.  Our Secretary and Treasurer, Mr. Dan Decker owns 7,500,000 shares of our common stock which equates to 19.4% of our outstanding common stock. Mr. Friberg and Mr. Decker are eligible to sell his shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive.  This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals.  Our exploration activities will be focused on the large volume metallic minerals of copper, zinc, molybdenum and other metallic minerals.  Many of our competitors have greater financial resources than us.  As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Sallus mineral claims.  If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Sallus mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control, which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation, which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation.  We will be subject to the Mining Act of British Columbia as we carry out our exploration program.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  Currently, we have not experienced any difficulty with compliance of any laws or regulations, which affect our business.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.

We are unaware of any outstanding native land claims on the Sallus mineral claims.  Notwithstanding, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. In the event that we encounter a situation where a native person or group claims an interest in the Sallus mineral claims, we may be unable to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we may have in these claims. The Supreme Court of Canada recently ruled that both the federal and provincial governments in Canada are now obliged to negotiate these matters in good faith with native groups and at no cost to us. Notwithstanding, the costs and/or losses could be greater than our financial capacity and our business would fail.

Because the Province of British Columbia owns the land covered by the Sallus mineral claims, our availability to conduct an exploratory program on the Sallus mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and M. McClaren’s interest in the land could be forfeit.

The land covered by the Sallus mineral claims is owned by the Province of British Columbia.  The availability to conduct an exploratory program on the Sallus mineral claims is subject to the consent of the Province of British Columbia.

In order to keep the Sallus mineral claims in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claims that exploration work on the mineral claims valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work.  In the event that these conditions are not satisfied prior to the expiry dates of the mineral claims, we will lose our interest in the mineral claims and the mineral claims then become available again to any party that wishes to stake an interest in these claims.  In the event that either M. McClaren or we are ejected from the land or our mineral claims expire, we will lose all interest that we have in the Sallus mineral claims.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop.  Our common stock is listed on the FINRA OTCBB under the symbol REPL but has not commenced trading.  However, our shares may never be traded on the OTCBB, or, if traded, a public market may not materialize.  If our common stock is not traded on the OTCBB or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 9,600,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent approximately 24.9% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We are required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

We are required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the OTCBB.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the OTCBB, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.0033 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock and then taking into account the 15 for 1 forward stock split the Company conducted on November 10, 2010. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Our common stock is listed on the FINRA OTCBB under the symbol REPL but has not commenced trading.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 9,600,000 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in offerings that were exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933.  The selling shareholders purchased their shares in two offerings completed on September 30, 2008 and October 31, 2008.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of January 15, 2011 including:

1.   the number of shares owned by each prior to this offering;
2.   the total number of shares that are to be offered by each;
3.   the total number of shares that will be owned by each upon completion of the offering;
4.   the percentage owned by each upon completion of the offering; and
5.   the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The Percentages are based on 38,582,400 shares of common stock outstanding on January 15, 2011 and reflect the November 10, 2010 forward stock split of 15 for 1.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Nancy Abercrombie 3735 Annie Oakley Dr. Las Vegas, NV 89121	150,000	150,000	zero	zero
Emily Arnone 112 Arthur St. Garden City, NY 11530	300,000	300,000	zero	zero
Janet Bergman 6024 W. Pinedale Ave. Fresno, CA 93722	300,000	300,000	zero	zero
George Bierbaum PO Box 13 Cheraw CO 81030	150,000	150,000	zero	zero
Daniel Bishop 3735 Annie Oakley Dr. Las Vegas, NV 89121	150,000	150,000	zero	zero

Nancy Brignoni 224 Juniata St. Freemansburg, PA. 18017	300,000	300,000	zero	zero
Ruben Brignoni 224 Juniata St. Freemansburg PA. 18017	300,000	300,000	zero	zero
Pam Brown 11961 Madison St. NE Blaine MN 55434	300,000	300,000	zero	zero
Charles DiPinto 3098 Harbor Height Las Vegas, NV 89117	150,000	150,000	zero	zero
Karlyle Fonger 4908 Hildago Way Las Vegas, NV 89121	300,000	300,000	zero	zero
Karen Goedderz 4908 Hildago Way Las Vegas, NV 89121	300,000	300,000	zero	zero
Linda Greenblatt 1753 Honeytree Dr. Las Vegas, NV 89144	150,000	150,000	zero	zero
Jennifer Hafer 3136 Glen Ave. Gaston PA. 18045	300,000	300,000	zero	zero
Patricia Hafer 31 Katta Dr. Cherokee Village, AR 72529	300,000	300,000	zero	zero
Todd Hafer 3136 Glen Ave. Gaston PA. 18045	300,000	300,000	zero	zero
Claudia Hartman 5325 Nellie Bell Las Vegas, NV 89118	150,000	150,000	zero	zero
Erica Howie 1011 W 25th Ave. Spokane WA 99203	300,000	300,000	zero	zero
Richard Howie 1011 W 25th Ave. Spokane WA 99203	300,000	300,000	zero	zero
Victoria Howie 1011 W 25th Ave. Spokane WA 99203	300,000	300,000	zero	zero
Winford E. Jensen Jr. 5773 Bass Circle Fort Myers, FL 33919	300,000	300,000	zero	zero

Thomas Manganaro 17 Ommulgee Dr. PO Box 847 Cherokee Village, AR 72525	300,000	300,000	zero	zero
Crystal Miller 9108 Driftwood Cove Ct. Las Vegas, NV 89117	300,000	300,000	zero	zero
Greg Miller 9108 Driftwood Cove Ct. Las Vegas, NV 89117	300,000	300,000	zero	zero
Stephen Mullen 2721 Breakers Creek Dr. Las Vegas, NV 89134	300,000	300,000	zero	zero
Thomas Penna 17310 Chameleon St. NW Ramsey, MN 55303	300,000	300,000	zero	zero
Wendy Penna 17310 Chameleon St. NW Ramsey, MN 55303	300,000	300,000	zero	zero
Aaltje L Sampson 7716 W. Rutter Parkway Spokane WA 99208	600,000	600,000	zero	zero
Joshua E. Sampson 6050 Sycamore Lane NE Bremerton WA. 98311	300,000	300,000	zero	zero
Sara L Clements-Sampson 6050 Sycamore Lane NE Bremerton WA. 98311	300,000	300,000	zero	zero
Suganya Sockalingam 2721 Breakers Creek Dr. Las Vegas, NV 89134	300,000	300,000	zero	zero
Cathleen A. Turgeon 7622 Landau Dr. Bloomington, MN 55438	300,000	300,000	zero	zero
Arttours Weeden 5330 Krista Alethea St. Las Vegas, NV 89031	150,000	150,000	zero	zero
Carol JK Williams 9519 Briar Circle Bloomington MN 55437	300,000	300,000	zero	zero
John Williams 9519 Briar Circle Bloomington MN 55437	300,000	300,000	zero	zero
Cynthia Wilson PO Box 13 Cheraw CO 81030	150,000	150,000	zero	zero
TOTAL	9,600,000	9,600,000

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors:

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.0033 per share until such time as the shares of our common stock become traded on the FINRA OTCBB, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.   the market price of our common stock prevailing at the time of sale;
2.   a price related to such prevailing market price of our common stock, or;
3.   such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   not engage in any stabilization activities in connection with our common stock;
2.   furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.   not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Description of Securities
Common Stock

We have 50,000,000 common shares authorized, with a par value of $0.001 per share, of which 38,582,400 shares were outstanding as of January 15, 2011.

On November 10, 2010, the Company conducted a 15 for 1 forward split of its outstanding common stock.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The California Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business, or;

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Quicksilver Stock Transfer of Las Vegas, Nevada.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Wendy E. Miller our independent legal counsel has provided an opinion on the validity of the shares of common stock that are the subject of this prospectus.

Seale and Beers, CPAs, has audited our financial statements for the fiscal years ended October 31, 2010 and 2009 included in this prospectus and registration statement, and to the extent and for the periods set forth in their audit report appearing elsewhere in the registration statement and prospectus, are included in reliance upon their authority as experts in accounting and auditing.

Barry J. Price, Consulting Geologist has provided a geological evaluation report on the “Sallus Creek” mineral property.  He was employed on a flat rate consulting fee and he has no interest, nor does he expect any interest in the property or securities of the Sallus Creek Property.

Description of Business
1. Summary

In General

We are an exploration stage company that desires to engage in the exploration of mineral properties.  We have acquired an option to purchase an interest in mineral claims that we refer to as the Sallus mineral claims. Exploration of these mineral claims is required before a final determination as to their viability can be made.  Our option on this property is currently unexercised.  In the event that we do not exercise our option, we will have no interest in the Sallus mineral claims and will not be entitled to receive back any monies spent to maintain the option.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of copper,  molybdenum, and other metallic minerals.  We will not be able to determine whether or not the Sallus mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and geological and economic evaluations based on that work indicate economic viability.

Phase I of our exploration program is expected to begin in the second quarter of 2011 and cost approximately $28,000.  Once we receive the results of our Phase I exploration, our board of directors, in consultation with our consulting geologist, will assess whether to proceed with further exploration. Phase II of our exploration program will cost approximately $400,000. The existence of commercially exploitable mineral deposits in the Sallus mineral claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Our Option Agreement

Mr. M. McClaren staked and recorded his ownership in the Sallus mineral claims under the mineral claim staking and recording procedures in place at that time in the Province of British Columbia. Under that system, a prospector records a description of the claim at the Provincial Mining Recorder’s Office.  A party is able to stake and record an interest in a particular mineral claim if no other party has an interest in the said claim that is in good standing and on record at the Provincial Mining Recorder’s Office.  There is no formal agreement between Mr. McClaren and the Province of British Columbia.

Mr. McClaren’s interest in the Sallus mineral claims will continue into perpetuity provided that the mineral claims remain in good standing by paying the applicable fee which is based upon whether exploration work takes place.  If exploration work take places and expenditures are made for this purpose in an amount stipulated by the government, the claims can be maintained in good standing by simply remitting a filing fee to the Province of British Columbia that currently does not exceed $115.  If no exploration work takes place, the claims can be kept in good standing by remitting to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work together with the payment of a filing fee or payment that currently does not exceed $115.

In order to extend the expiry dates of a mineral claim, the British Columbia government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work in lieu of completing exploration work and the payment of a filing fee to maintain the mineral claims.  When exploration work valued at an amount stipulated by the government is completed and a filing fee is remitted to the Province of British Columbia, the expiry dates of the mineral claims can be extended for a maximum of 10 additional years at a time.  In the event that no exploration work is completed and a filing fee and additional fee are paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended for a maximum of only 1 additional year.

Under the terms of the Mining Option Agreement between Rider Exploration, Inc. and Mr. McClaren, we acquired an option to purchase a 100% interest in the Sallus mineral claims. Under that Agreement, we have already paid Mr. McClaren an initial sum of C$5,000 to acquire the option and an additional option payment of C$5,000, which was due prior to December 31, 2008. The Agreement also requires an additional C$10,000 prior to December 31, 2010, C$2,000 of which was extended to January 15, 2011 and C$8,000 of which has been extended to May 31, 2011. In addition, we incurred C$4,000 in cash-in-lieu of exploration expenditures prior to December 31, 2009 and prior to June 10, 2010, and we must incur further exploration expenses (or cash-in-lieu) of C$4,000 prior to May 31, 2011, C$50,000 prior to December 31, 2011 and CDN$100,000 prior to Decmber 31, 2012.  Under the terms of the Mining Option Agreement, we are to exercise our option by making the above payments and incurring the above exploration expenses.

We will either satisfy the payment terms of the Mining Option Agreement in the time frame provided, thereby resulting in us exercising this option, or we will fail to satisfy the payment terms and be in default of the Mining Option Agreement. The Optionor can terminate the Mining Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default.  Our option will expire if we are in default of the Mining Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

We selected Sallus mineral properties based upon an independent geological report, which was commissioned from Barry Price, a Consulting Geologist. Mr. Price recommended a two-phase exploration program on these claims that will cost us approximately US$428,000. We expect to begin Phase I of our exploration program in the second quarter of 2011.

Description and Location of the Sallus mineral claims

The Sallus mineral claims consist of the following claims located in the Lillooet Mining Division of British Columbia:

MINERAL TITLES – SALLUS PROPERTY

Tenure Number	Claim Name	Owner	Map Number	Good To Date	Status	Area
588045	SALLUS	117354 (100%)	092I	2011/jun/10	GOOD	490.318
588046	SALLUS 2	117354 (100%)	092I	2011/jun/10	GOOD	367.9

The Province of British Columbia owns the land covered by the Sallus mineral claims. Currently, we are not aware of any native land claims that might affect the title to the mineral claims or to British Columbia’s title to the property. Although we are unaware of any situation that would threaten these claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group claims an interest in these claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claims.

Prior to the expiry dates listed above, based on the work completed and/or fees paid, the expiry dates of the claims have been extended to 2011.  In order to extend the expiry dates of a mineral claim, the government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work in lieu of completing exploration work and the payment of a filing fee to maintain the mineral claims.

Currently, an exploration work value of approximately $1.30 per acre is required during each of the first three years after a claim is acquired and an exploration work value of approximately $2.60 per acre is required in subsequent years.  This stipulated amount of expenditures toward exploration work is set by the Province of British Columbia and can be altered in their sole discretion.  Mr. W.A. McClaren originally staked and recorded his ownership in the Sallus mineral claims.  Exploration expenditures on the Sallus mineral claims must be completed and filed with the Province in the required amounts per acre, depending on the claim, or this amount must be paid to the Province of British Columbia by the respective date. A maximum of ten years of work credit may be filed on a claim at a time.

The exploration fees we anticipate incurring over the coming twelve months will result in an extension of the expiry dates of the mineral claims for the maximum of ten years provided that a report and filing fee not exceeding $115 is remitted to the Province of British Columbia.  In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended only on an annual basis into perpetuity for a maximum of only one additional year.  If the required exploration work expenditure is not completed and filed with the Province in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claims will lapse and title with revert to the Province of British Columbia.

Geological Exploration Program in General

We have obtained an independent Geological Report and have acquired an option to purchase the Sallus mineral claims. Barry Price, M.Sc., P. Geo, Consulting Geologist, has prepared this Geological Report and reviewed all available exploration data completed on these mineral claims. A primary purpose of the geological report is to review information, if any, from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims.  The report, among other things, lists the mineral titles on the Sallus property, describes the location and access to the property, provides climate and physiographic information, contains a history and geology of the property, and reviews adjacent properties.  The report also gives conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Mr. Price is an Independent Consulting Geologist with offices at Ste. 1028 – 470 Granville Street, Vancouver, BC, telephone: (604) 682-1501.

He graduated from the University of British Columbia in Vancouver, BC, in 1965 with a Bachelors Degree in Science (B.Sc) (Honours), in the field of Geology, and received a further degree of Master of Science (M.Sc) in Economic Geology from the same University in 1972.

He has practiced as a Geologist for the past 40 years in the fields of Mining Exploration, Oil and Gas Exploration, and Geological Consulting.  He has also been the author of a considerable number of Qualifying Reports, Technical Reports and Opinions of Value for junior companies in the past 35 years.

The property that is the subject of the Sallus Creek Property mineral claim is undeveloped and does not contain any open-pit or underground mines which can be rehabilitated. There is no commercial production plant or equipment located on the property that is the subject of the mineral claim. Currently, there is no power supply to the mineral claims. We have not yet commenced the field work phase of our initial exploration program.   Exploration is currently in the planning stages.  Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found.  The details of the Geological Report are provided below.

Sallus Creek Property Mineral Claim Geological Report, Dated Aug 15, 2008

A primary purpose of the geological report is to review information, if any, from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims.  The summary report lists results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration.  The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Exploration Potential of the Sallus Creek Property Mineral Claim

Previous sampling by the Johns-Manville Company yielded copper/Molybdenum anomalies on ground currently covered by the Sallus Creek Property claims.  The claims are underlain by rocks of similar age and lithology as those in which gold anomalies are currently being developed by Paragon Minerals Corp. on their nearby Appleton Linear and JBP claims.

The Sallus Creek area is underlain by the western contact of the Early Jurassic Mount Martley stock which intrudes the Western belt of the Cache Creek Complex (mainly sedimentary rocks including shales and limestones), the stock is a medium to course grained, massive granodiorite with local secondary silicification and serictization near the contacts. Pervasive quartz veins and aplite dikes are found within the stock near the contact. Intense thermal alteration of the sediments is evident near the contact of the stock and disseminated copper mineralization was seen. Limestone, in part, is totally recrystallized. Intense pyritization of the argillites is observed near the contacts, evidenced on surface by rust colorization and gossans.

Within the claims, a plug of rusty, weathered and altered diorite and quartz diorite intrudes argillite. This plus has a very irregular contact, approximately 914 meters long by 609 meters wide, and is probably genetically related to the Mount Martley stock, 1600 meters to the east. Pyrite is abundantly disseminated and smeared along fracture faces throughout the diorite. Very fine traces of native copper have been recognized in the highly weathered diorite. Malachite stain is evident in the diorite.

The Sallus Creek Claim bock is located 10 miles Northeast of Lillooet, British Columbia (N.T.S 92 I/071 and 072) between Gibbs Creek on the south and Sallus Creek on the north. Access is from Lillooet via a secondary road on the east side of the Fraser River to a logging road about 1.3 miles north of Gibbs Creek, and thence eastward to the claims. Four wheel drive vehicles are recommended. Helicopter access to some sites may be more practical, and a helicopter company is based in Lillooet.

No visit to the property has yet been made by us or our consulting geologists.

Recommendations from Our Consulting Geologist

A preliminary prospecting and mapping program could be done initially to examine the porphyry style mineralization and to plan a preliminary drill program of about 5 diamond core holes of about 200-300 meters each.  This would assess the likelihood of substantial copper porphyry on the property.  The area of the Mt. Martley stock should be prospected and staked if additional porphyry style mineralization is suspected.

Exploration Budget

Phase I	Exploration Expenditure
Geological supervision	$7,500
Helper	2,500
Vehicle	1,250
Food, lodging, or camp costs	1,250
Field, camp supplies	500
Helicopter	6,250
Samples	1,875
Mob and Demob	500
Cell Phone/Radio	100
Reports and Drafting	2,000
Reclamation Bond	0
Subtotal (Rounded)	24,000
GST at 6%	1,400
Contingency 10%	2,400
Total Phase I (Rounded)	$28,000
In US (at date of prospectus)	$22,400

Phase II
This phase would be contingent on favorable results from Phase I
Geological Supervision	$15,000
Helper	5,000
Vehicle	2,500
Food, Lodging, or camp costs	3,000
Field, camp supplies	5,500
Helicopter	75,000
Heli Transportable Drill	187,500
Samples	15,000
Mob and Demob	3,000
Cell Phone/Radio	500
Reports and Drafting	10,000
Reclamation Bond	10,000
Subtotal (Rounded)	330,000
GST at 6%	20,000
Contingency 15%	50,000
Total Phase I (Rounded)	$400,000
In US (at date of prospectus)	$320,000

While we have not commenced the field work phase of our initial exploration program, we intend to begin the initial exploratory work as recommended.  We expect that Phase I will begin in the spring of 2011, with Phase II to follow, depending on the initial results.  Upon our review of the results, we will assess whether the results are sufficiently positive to warrant proceeding to Phase II and any additional phases of the exploration program.  We will make the decision to proceed with any further programs based upon our consulting geologist’s review of the results and recommendations.  In order to complete significant additional exploration beyond the currently planned Phase I, we will need to raise additional capital.

Employees

We have no employees other than our President and CEO, Mr. Friberg, and our Secretary and Treasurer, Mr. Decker. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have neither formed, nor purchased any subsidiaries since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Properties

We have acquired an option to purchase the Sallus mineral claims.  We do not own or lease any property.

Mineral Claims

The Sallus group of reverted crown granted mineral claims is located adjacent to Harrison Mills, BC, a small community between Mission and Agassiz on the Loughheed Highway on the north side of the Fraser River, approximately 75 miles east of Vancouver, B.C. The CPR main line passes through the property. The Loughheed Highway and a number of logging roads provide access to the property. The following maps indicate the location of the Sallus mineral claims within the surrounding area.

Map 1

FIGURE 2. LOCATION MAP SHOWING PORPHYRY COPPER AND MOLYBDENUM DEPOSITS IN SOUTHWESTERN BC.

Corporate Offices

Our principal offices are located at 955 S. Virginia Street, Suite 116, Reno NV  89502-0413, telephone 775-284-0370. Our agent for service of process in Nevada is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, NV 89501.

Legal Proceedings

We are not a party to any pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Market for Common Equity and Related Stockholder Matters

The Company’s shares do not presently trade on any public stock exchange.  Accordingly, there is no market where investors are able to resell their shares.  Nor have the shares been registered with the Securities Exchange Commission or with any state securities regulator.  SEE, “LIMITATIONS ON TRANSFER OF SHARES.”

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-seven (37) holders of record of our common stock.

Rule 144 Shares
None of our common stock is currently available for resale to the public under Rule 144.  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least 180 days is entitled to sell his or her shares.  However, Rule 144 is not available to shareholders for at least one year subsequent to an issuer that previously met the definition of Rule 144(i)(1)(i) having publicly filed, on Form 8K, the information required by Form 10.

As of the date of this prospectus, no selling shareholder has held their shares for more than 180 days and it has not been at least one year since the company filed the Form 10 Information on Form 8K as contemplated by Rule 144(i)(2) and (3).  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Financial Statements

Index to Financial Statements:

1.            Audited financial statements for the fiscal years ended October 31, 2010 and 2009 including:

PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Rider Exploration, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Rider Exploration, Inc. (An Exploration Stage Company) as of October 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception on May 17, 2007 through October 31, 2010. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rider Exploration, Inc. (An Exploration Stage Company) as of October 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception on May 17, 2007 through October 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and has incurred an accumulated deficit since inception of the business. These factors raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
January 17, 2011

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Balance Sheets

ASSETS

	October 31,	October 31,
	2010	2009

CURRENT ASSETS

Cash	$1,201	$1,547

Total Current Assets	1,201	1,547

TOTAL ASSETS	$1,201	$1,547

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$1,280	$255
Related party payable	8,461	10,058

Total Current Liabilities	9,741	10,313

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock: $0.001 par value, 50,000,000 shares
authorized; 38,582,400 and 32,100,000 shares issued
and outstanding, respectively	38,582	32,100
Additional paid-in capital	16,526	1,400
Deficit accumulated during the exploration stage	(63,648)	(42,266)

Total Stockholders' Equity (Deficit)	(8,540)	(8,766)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$1,201	$1,547

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Statements of Operations

			From Inception
			on May 17,
	For the Year Ended		2007 Through
	October 31,		October 31,
	2010	2009	2010

REVENUES	$-	$-	$-

OPERATING EXPENSES

General and administrative	21,382	35,817	63,812

Total Operating Expenses	21,382	35,817	63,812

LOSS FROM OPERATIONS	(21,382	(35,817)	(63,812)

OTHER INCOME

Interest income	-	99	164

Total Other Income	-	99	164

LOSS BEFORE INCOME TAXES	(21,382)	(35,718)	(63,648)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(21,382)	$(35,718)	$(63,648)

BASIC LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING	33,929,280	32,100,000

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Statements of Stockholders' Equity (Deficit)

					Deficit
					Accumulated	Total
			Additional	Stock	During the	Stockholders'
	Common Stock		Paid-in	Subscription	Exploration	Equity
	Shares	Amount	Capital	Receivable	Stage	(Deficit)
Balance at inception, May 17, 2007	-	$-	$-	$-	$-	$-

Net loss from inception on May 17,
2007 through October 31, 2007	-	-	-	-	(5,047)	(5,047)
Balance, October 31, 2007	-	-	-	-	(5,047)	(5,047)

Common stock issued for cash at $0.0001
per share on September 30, 2008	22,500,000	22,500	(21,000)	-	-	1,500

Common stock issued for cash at $0.0033
per share on September 30, 2008	5,550,000	5,550	12,950	-	-	18,500

Common stock issued for cash at $0.0033
per share on October 30, 2008	4,050,000	4,050	9,450	(5,500)	-	8,000

Net loss for the year ended
October 31, 2008	-	-	-	-	(1,501)	(1,501)
Balance, October 31, 2008	32,100,000	32,100	1,400	(5,500)	(6,548)	21,452

Stock subscriptions received	-	-	-	5,500	-	5,500

Net loss for the year ended
October 31, 2009	-	-	-	-	(35,718)	(35,718)
Balance, October 31, 2009	32,100,000	32,100	1,400	-	(42,266)	(8,766)

Common stock issued for debt at $0.0033
per share on July 21, 2010	6,482,400	6,482	15,126	-	-	21,608

Net loss for year ended
October 31, 2010	-	-	-	-	(21,382)	(21,382)
Balance, October 31, 2010	38,582,400	$38,582	$16,526	$-	$(63,648)	$(8,540)

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Statements of Cash Flows

			From Inception
			on May 17,
	For the Year Ended		2007 Through
	October 31,		October 31,
	2010	2009	2010

OPERATING ACTIVITIES

Net loss	$(21,382)	$(35,718)	$(63,648)
Adjustments to reconcile net loss to net cash
used by operating activities:
Expenses paid by related party	20,011	4,957	27,319
Changes in operating assets and liabilities
Increase (decrease) in accounts payable	1,025	255	4,030

Net Cash Used in
Operating Activities	(346)	(30,506)	(32,299)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Proceeds from related party loans	-	-	-
Common stock issued for cash	-	5,500	33,500

Net Cash Provided by
Financing Activities	-	5,500	33,500

NET INCREASE (DECREASE) IN CASH	(346)	(25,006)	1,201
CASH AT BEGINNING OF PERIOD	1,547	26,553	-

CASH AT END OF PERIOD	$1,201	$1,547	$1,201

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

NON-CASH FINANCING ACTIVITIES:
Common stock issued for debt	$21,608	$-	$21,608
Expenses paid by related party	$20,011	$-	$27,319

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Notes to Financial Statements
October 31, 2010 and 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Rider Exploration, Inc., (the Company) was incorporated in the State of Nevada on May 17, 2007.  The Company is in the mineral exploration and development business. The Company owns various mining claims with the intent to conduct mineral exploration.  The Company has not realized any revenues to date and therefore is classified as an exploration stage company.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted an October 31 fiscal year end.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition
The Company currently has no source of revenues.  Revenue recognition policies will be determined when principal operations begin.

Stock-based compensation
As of October 31, 2010, the Company has not issued any share-based payments to its employees.  The Company adopted ASC 718 effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Basic (Loss) per Common Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of October 31, 2010.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Notes to Financial Statements
October 31, 2010 and 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications
Certain amounts in the year ended October 31, 2009 financial statements have been reclassified to conform to the current period ended October 31, 2010 presentation.

Conversion of Debt
In valuing the reacquisition price of converted debt, the Company applies ASC 470 which states that the more clearly evident value between the stock and the debt should be used.  During the year ended October 31, 2010 the Company used both the face value of the debt and the last cash sale price of shares to calculate the conversion price of the debt.  Refer to note 4 for additional information on the conversion.

Income Taxes
The Company provides for income taxes under ASC 740 which requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	October 31 2010	October 31, 2009
Income tax expense at statutory rate	$8,339	$13,969)
Common stock issued for services	-	-
Valuation allowance	(8,339)	(13,969)
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	October 31, 2010	October 31, 2009
NOL carryover	$24,861)	$16,522)
Valuation allowance	(24,861)	(16,522)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $63,747 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Recent Accounting Pronouncements
The Company’s management has evaluated the recently issued accounting pronouncements through the filing date of these financial statements and has determined that the application of these pronouncements will have no material impact on the Company’s financial position and results of operations.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Notes to Financial Statements
October 31, 2010 and 2009

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – RELATED PARTY PAYABLE

Various general and administrative expenses of the Company as well as loans for operating purposes have been paid for or made by a related party of the Company. The related party payable totaled $8,461 and $10,058 as of October 31, 2010 and 2009.  The related party payable bears no interest, is uncollateralized and due on demand.

  NOTE 4 – COMMON STOCK

The authorized common stock is 50,000,000 shares with a par value of $0.001 per share.

On November 10, 2010, the Company effectuated a 15-for-1 forward stock split of the outstanding shares of common stock of the Company. This stock split has been reflected on these financial statements on a retroactive basis.

As of October 31, 2010 and 2009, the Company had 38,582,400 and 32,100,000 shares of common stock issued and outstanding.

On July 21, 2010, the Company issued 6,482,400 (432,160 pre-split) shares of its par value $0.001 common stock for $0.0033 ($0.05 pre-split) per share in exchange for the related party debt totaling $21,608.

During the fiscal year ended October 31, 2009, the Company collected $5,500 in outstanding stock subscriptions receivable.

In the year ended October 31, 2008, the Company issued 22,500,000 (1,500,000 pre-split) common shares to directors in exchange for $1,500 in cash and 9,600,000 (640,000 pre-split) common shares in exchange for $32,000 in cash in a private placement.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Notes to Financial Statements
October 31, 2010 and 2009

NOTE 5 – SUBSEQUENT EVENTS

On February 24, 2010 the Company amended the Sallus Claims option agreement to extend the following payments to the dates indicated.

•	$8,000 CDN in option fees on or before May 31, 2011
•	$4,000 CDN in exploration expenditures or cash-in-lieu on or before May 31, 2011
•	$50,000 CDN in additional exploration expenditures on or before December 31, 2011
•	$10,000 CDN in additional exploration expenditures on or before December 31, 2012

In accordance with ASC 855 Company management reviewed all material events through the date these financial statements were filed and there are no additional material subsequent events to report.

Plan of Operation in the Next Twelve Months

Our plan of operations is to proceed with the exploration of the Sallus mineral claims to determine whether there are commercially exploitable reserves of copper, zinc, molybdenum and other metallic minerals.  We have entered into a Mining Option Agreement regarding the Sallus mineral claims and intend to proceed with the initial exploration program as recommended by our consulting geologist.

Our total expenditures over the next twelve months, excluding costs associated with being a public company, are anticipated to be approximately $60,000 as we undertake Phase I exploration. Specifically, we expect to incur approximately $27,500 in connection with the commencement of Phase I of our recommended geological work program. We will also expend C$14,000 in connection with the Option Agreement and monies due to Mr. McClaren prior to June 10, 2010, or approximately $13,700 We had a working capital deficit in the amount of $4,739 as of October 31, 2010. As such, we have insufficient funds to cover our anticipated expenditures in the next twelve months. However, we plan to raise equity financing in the amount of $80,000 to $100,000, and that should be enough to cover the approximately $60,000 in anticipated expenditures in the next twelve months. Any remaining monies will be carried forward to complete Phase I and begin Phase II. Because of the uncertainties inherent in foreign currency exchange rates, there are uncertainties in our operational costs. Our accounting is in US$ while our Option Agreement payments and other expenses generally require payment in CDN$.

A report of our consulting geologist regarding findings from Phase I is expected within six months of the commencement of Phase I explorations. Once we receive the analysis of our Phase I exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with Phase II of our mineral exploration program.  In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the Phase I exploration program are sufficiently positive to enable us to proceed.  This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the Sallus mineral claims, we intend to seek out and acquire interests in other North American mineral exploration properties, which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.  If we are unable locate and acquire such prospects, we may be forced to seek other business opportunities.  Presently, we have not given any consideration to the acquisition of other exploration properties because we have only recently commenced our initial exploration program and have not received any results.
In the event our Phase II mineral exploration program is undertaken, it would likely result in significantly more geological data than Phase I because much of the infrastructure constructed in Phase I will still be available during Phase II exploration.

In the event our board of directors, in consultation with our consulting geologist, chooses to complete the Phase I and Phase II mineral exploration programs, we will require additional financing. The objective of the Phase I work is to identify areas that have a strong likelihood of hosting mineral deposits that can be explored further during Phase II. The objective of Phase II work is to commence diamond drilling in areas identified in Phase I to obtain core samples for geochemical analysis.

Upon the completion of the first two exploration phases, or any additional programs, which are successful in identifying mineral deposits, we will have to spend substantial funds on further drilling and engineering studies before we know that we have discovered a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the next twelve months.

Results of Operations for the year ended October 31, 2010 and period from Inception (May 17, 2007) to October  31, 2010

We did not earn any revenues from inception through the period ending October  31, 2010. We do not anticipate earning revenues until such time that we are able to locate and exploit commercial reserves of copper, molybdenum and other metallic minerals. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Sallus mineral properties, or if such resources are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $21,382 for the year ended October 31, 2010, and $63,812 from our inception on May 17, 2007 to October 31, 2010. The operating expenses of $21,382 for the year ended October 31, 2010 were all general and administrative expenses including $3,766 of cash-in-lieu of exploration expenditures. The operating expenses of $63,812 for period from inception (May 17, 2007) to October  31, 2010 were also all general and administrative expenses.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the additional phases of our geological exploration program and the professional fees associated with our becoming a reporting company under the Securities Exchange Act of 1934.

We incurred a net loss of $21,382 for the year ended October 31, 2010 and $63,648 from our inception on May 17, 2007 through period ending October 31, 2010. Our losses for all periods are attributable to operating expenses and our lack of revenue.

Liquidity and Capital Resources

We had cash of $1,201 as our only current asset as of October 31, 2010. We had current liabilities of $9,741 as of October 31, 2010. We therefore had a working capital deficit of $8,540 as of October 31, 2010.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Off Balance Sheet Arrangements

As of October 31, 2010, there were no off balance sheet arrangements.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of January 15, 2011 are as follows:

Name	Age	Position(s) and Office(s) Held
Steve Friberg	67	President, CEO, Director
Dan Decker	59	Secretary, Treasurer, Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Steve Friberg.  Mr. Friberg is the Company’s President and a director. As President, Mr. Friberg is responsible for the day-to-day management of the Company and for the continued strategic evolution of its mineral exploration and development programs.  His business experience includes:
42 years of experience in the mining and exploration industry, working for the past 27 years as a consulting exploration geologist for several major and junior companies. He began his career in Nevada, shortly after the discovery of the Carlin Gold Mine and was responsible for the discovery of a one million ounce gold deposit there. He has since worked throughout North and South America, as well as China. Mr. Friberg holds a BS degree from the University of Nevada.

Dan Decker.  Mr. Decker is the Company Secretary, Treasurer and a director. In this capacity, he will be responsible for all administrative functions and corporate filings.

Mr. Decker served five years as Executive Director of the non-profit CCTV, a children’s educational program which produced drama on film. He subsequently founded and operated a commercial writing school for adults, successfully building and running this company for 15 years. He has produced over 35 stage plays, original, licensed, or written by him and has optioned or sold 15 of his own screenplays. He brings his proven skills in management and administration to Rider Exploration.

Directors

Our bylaws authorize no less than one (1) director.  We currently have two Directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until the next annual meeting or until removed by the board.

Significant Employees

Mr. Steve Friberg and Mr. Dan Decker are our only employees.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.
A verbal agreement with our consulting geologist provides that he will review all of the results from the exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologist firms performing similar consulting services.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Written agreements with auditors to perform audit functions at their respective normal and customary rates.

Executive Compensation

Compensation Discussion and Analysis

The Company presently not does have employment agreements with any of its named executive officers and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by a development stage mineral exploration business, the company has not paid any cash and/or stock compensation to its named executive officers

Our current named executive officer holds substantial ownership in the Company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability.   As our business and operations expand and mature, we may develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year ended October 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Steve Friberg,	2009	0	0	0	0	0	0	0	0
President, CEO, Director	2010	0	0	0	0	0	0	0	0

Mr. Dan Decker	2009	0	0	0	0	0	0	0	0
Secretary, Treasurer, Director	2010	0	0	0	0	0	0	0	0

Narrative Disclosure to the Summary Compensation Table

Our named executive officers do not currently receive any compensation from the Company for their service as officers of the Company.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Steve Friberg	0	0	0	0	0	0	0	0	0

Dan Decker	0	0	0	0	0	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Steve Friberg	0	0	0	0	0	0	0

Mr. Dan Decker	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their service as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 15, 2010, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 38,582,400 shares of common stock issued and outstanding on January 15, 2011.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Common	Mr. Steve Friberg 6080 Plumas, Apt. G Reno, NV 89519	15,000,000	38.9%
Common	Mr. Dan Decker 154 Skipping Stone Lane Las Vegas, NV 89123	7,500,000	19.4%
Common	SilverStone Capital 2251 N. Rampart Blvd., #323 Las Vegas, NV 89128	6,482,400	16.8%
Common	Total all executive officers and directors	22,500,000	58.3%

Common	5% Shareholders
	None

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until October 31, 2008, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1.26
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$2.000
Legal fees and expenses	$7,500

Total	$9,501.26

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

We issued 22,500,000 shares of common stock September, 2008; 15,000,000 shares to Mr. Steven Friberg, our President, CEO and 7,500,000 shares to Mr. Dan Decker, our Secretary, Treasurer and director. Mr. Friberg received his shares in exchange for cash in the amount of $1,000, and Mr. Decker received his shares in exchange for cash in the amount of $500. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.

We completed an offering of 9,600,000 shares of our common stock at a price of $0.00033 per share to a total of thirty-five (35) purchasers on October 31, 2008.  The identity of the purchasers from all of these offerings is included in the selling shareholder table set forth above.  The total amount we received from this offering was $3,200. We completed all of these offerings pursuant Rule 504 of Regulation D of the Securities Act. We did not engage in any general solicitation or advertising.

On July 21, 2010, the Company issued 6,482,400 of common stock as payment for $21,608 of related party debt.  These securities were issued exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation *
3.2	By-Laws *
5.1	Opinion of Wendy E. Miller with consent to use *
23.1	Consent of Seale and Beers, CPA
99.1	Geological Report of Barry J. Price, Consulting Geologist *

* Previously Filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,
(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, in Nevada, on January 26, 2011.

Rider Explorations, Inc.

By:	/s/ Steve Friberg
Mr. Steve Friberg
President, CEO and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Dan Decker	BY:	/s/ Steven Friberg

	Dan Decker		Steven Friberg
	Secretary, Treasurer and Director		President, Chief Executive Officer, Chief
	January 26, 2011		Financial Officer, Principal Accounting
Officer and Director
January 26, 2011